VBI Vaccines Enters into License and Collaboration Agreement with Brii Biosciences for up to $129 Million plus Royalties to Develop a Functional Cure for Hepatitis B

-	Upon closing, VBI received gross proceeds of $11 million, consisting of an upfront payment and an equity investment at $3.05 per share from Brii Biosciences
-	VBI is eligible to receive an additional $117.5 million in potential milestone payments and potential double-digit royalties on commercial sales in the licensed territory - China, Taiwan, Macau, and Hong Kong

CAMBRIDGE, Mass. (December 6, 2018) – VBI Vaccines Inc. (NASDAQ: VBIV) (“VBI”), a commercial-stage biopharmaceutical company developing next-generation infectious disease and immuno-oncology vaccines, today announced that it entered into a license and collaboration agreement with Brii Biosciences, a company committed to serving patients’ needs and improving public health in China, for the development of a functional cure for the treatment of chronic hepatitis B infection, using VBI’s recombinant, protein-based immuno-therapeutic, VBI-2601.

As part of the collaboration, Brii Bio paid VBI an upfront payment of $11 million, consisting of a $4 million upfront payment and a $7 million equity investment priced at $3.05 per share. VBI is also eligible to receive an additional $117.5 million in potential milestone payments, and potential double-digit royalties on commercial sales in the licensed territory, which includes China, Hong Kong, Macau, and Taiwan.

“I am very excited to announce this partnership with Brii Bio, which leverages our hepatitis B expertise and marks our pipeline expansion into the therapeutic setting,” said Jeff Baxter, President and CEO of VBI. “Brii Bio is uniquely positioned to accelerate infectious disease drug development and commercialization in China due to their world-class leadership, investors, and foundational and strategic partnerships. We believe this collaboration creates a promising opportunity to quickly and effectively develop a cure for chronic hepatitis B patients.”

“Chronic hepatitis B is one of the world’s most serious infectious disease burdens, and one that is particularly endemic in China,” said Dr. Zhi Hong, Ph.D., co-founder and CEO of Brii Bio. “We believe VBI’s immuno-therapeutic has the potential to be a differentiated, and perhaps vital, component of a functional cure. This collaboration is a significant step forward as we work to deliver on our mission to improve public health in China.” Additional details were announced by Brii Bio today.

Under the agreement, VBI and Brii Bio will collaborate in the development of the product through to completion of a proof-of-concept clinical trial in China, following which, Brii Bio will be responsible for funding all development in the licensed territory. Brii Bio will retain commercial rights in the licensed territory, while VBI will retain all rights outside of the licensed territory. Additional information regarding this deal can be found in VBI’s associated Current Report on Form 8-K filed today with the U.S. Securities and Exchange Commission (SEC) and available through the SEC’s website at http://www.sec.gov.

VBI-2601 has the potential to contribute to a functional cure by inducing and sustaining broad and effective immunity against Hepatitis B. VBI-2601 is uniquely formulated to target both B-cell and T-cell immunity through multiple mechanisms of action, including neutralizing the circulating hepatitis B virus, blocking hepatitis B infection of hepatocytes mediated through Pre-S1, and enabling immune-mediated clearance of infected hepatocytes.

Hepatitis B is one of the world’s most significant infectious disease threats with over 250 million people infected globally. Chronic infection can lead to cirrhosis of the liver, hepatocellular cancer, and other liver disease, making it a life-threatening global health problem. Current hepatitis B therapies have proven to achieve a functional cure in less than 20 percent of those treated.

About VBI Vaccines Inc.

VBI Vaccines Inc. (“VBI”) is a commercial-stage biopharmaceutical company developing a next generation of vaccines to address unmet needs in infectious disease and immuno-oncology. VBI’s first marketed product is Sci-B-Vac®, a hepatitis B (HBV) vaccine that mimics all three viral surface antigens of the hepatitis B virus; Sci-B-Vac® is approved for use in Israel and 10 other countries. VBI’s eVLP Platform technology enables the development of enveloped virus-like particle (eVLP) vaccines that closely mimic the target virus to elicit a potent immune response. VBI is advancing a pipeline of eVLP vaccines, with lead programs in cytomegalovirus (CMV) and glioblastoma (GBM). VBI is headquartered in Cambridge, MA with research operations in Ottawa, Canada and research and manufacturing facilities in Rehovot, Israel.

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Cautionary Statement on Forward-looking Information

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). The company cautions that such statements involve risks and uncertainties that may materially affect the company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the company’s products. A discussion of these and other factors, including risks and uncertainties with respect to the company, is set forth in the Company’s filings with the Securities and Exchange Commission and the Canadian securities authorities, including its Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2018, and filed with the Canadian security authorities at sedar.com on February 26, 2018, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. Given these risks, uncertainties and factors, you are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. All such forward-looking statements made herein are based on our current expectations and we undertake no duty or obligation to update or revise any forward-looking statements for any reason, except as required by law.

VBI Contact

Nicole Anderson, Communications Executive

Phone: (617) 830-3031 x124

Email: info@vbivaccines.com

VBI Investor Contact

Nell Beattie

Chief Business Officer

Email: IR@vbivaccines.com

VBI Media Contact

Burns McClellan, Inc.

Robert Flamm, Ph.D. / Nancie Steinberg

Phone: (212) 213-0006

Email: rflamm@burnsmc.com / nsteinberg@burnsmc.com